Exhibit 99.2

Recent Developments

Following the consummation of the Combination and a strategic review of the combined businesses, AbitibiBowater announced a number of significant strategic decisions, including a reduction in newsprint and specialty papers production capacity by approximately one million metric tons per year during the first quarter of 2008. These actions represented a reduction of approximately 600,000 metric tons of newsprint, 400,000 metric tons of specialty papers, and 500 million board feet of lumber capacity. We also permanently closed pulp and paper operations that had previously been idled with a total capacity of approximately 650,000 metric tons.

During the fourth quarter of 2008, we permanently closed two additional paper mills, which had previously been idled. In addition, we took (i) approximately 30,000 to 35,000 metric tons per month of market-related downtime in newsprint and (ii) approximately 35,000 metric tons, 23,000 short tons and 9,000 short tons of market-related downtime in pulp, coated papers and specialty papers, respectively.

On December 4, 2008, also we announced additional measures aimed at creating a more flexible and responsive operating platform, addressing ongoing volatility in exchange rates, energy and fiber pricing, as well as structural challenges in the North American newsprint industry. Pursuant to these measures, we announced the removal of an additional 830,000 metric tons of newsprint, 110,000 metric tons of specialty paper and 70,000 metric tons of coated paper capacity through the permanent closures of a newsprint mill and a paper converting facility, the indefinite idling of a newsprint mill and two paper machines at another facility and by taking 20,000 metric tons of monthly newsprint downtime in 2009 at other facilities across the organization until market conditions improve. As of January 30, 2009, we expect to curtail a further 100,000 to 125,000 metric tons of newsprint, 70,000 metric tons of commercial printing paper and 30,000 tons of market pulp during the first quarter of 2009.

In addition, we announced that we have achieved $320 million in annualized synergies from the Combination through September 30, 2008 and believe we have reached our targeted run rate of $375 million of annualized synergies as of year-end 2008, one full year ahead of plan.

On December 16, 2008, the Government of Newfoundland and Labrador passed legislation expropriating all of the timber rights, water rights, leases and hydroelectric assets of AbitibiBowater in the Province of Newfoundland and Labrador, whether partially or wholly owned through its subsidiaries and affiliated entities, following our announcement on December 4, 2008 of the permanent closure of the Grand Falls paper mill. The Government of Newfoundland and Labrador announced that it does not plan to compensate us for the loss of water and timber rights, but has indicated that it may compensate us for our hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets. We have retained legal counsel and are reviewing all legal options. We intend to submit a claim under the North American Free Trade Agreement (“NAFTA”), relating to the expropriation of these assets specifying violations by the Government of Newfoundland and Labrador under the terms of NAFTA. Although there is no guarantee regarding the outcome and receipt of fair compensation under the terms of NAFTA, we believe that the Government of Newfoundland and Labrador has violated the terms of NAFTA and that we (a U.S. domiciled company) should be fairly compensated for the expropriation. Under the terms of NAFTA, compensation for expropriated assets is based on fair value. We are still in the process of evaluating the impact of this expropriation and our related claim for fair compensation under NAFTA on our consolidated financial statements for the year ended December 31, 2008, the outcome of which may result in a material non-cash asset writedown of the carrying value of the expropriated assets, which is approximately $300 million.

On December 22, 2008, we issued a news release announcing that we expected our fourth quarter 2008 operating income before special item (gains on asset sales, impairments and mill closure and other related charges) to be in the range of $65 million to $95 million. We further announced that we expected our earnings before interest, taxes, depreciation and gains on asset sales, impairments and mill closure and other related charges (Adjusted EBITDA) to be in the range of $245 million to $275 million for the fourth quarter of 2008.

We are in the process of finalizing our year end financial statements, including our procedures related to goodwill impairment, long-lived asset impairment and the previously announced expropriation of our assets by the Government of Newfoundland and Labrador. Although our year end financial statements are not yet finalized, we now expect our fourth quarter operating income before special items (gains on asset sales, impairments and mill closure and other related charges) to be in the range of $52 million to $62 million compared to a $9 million loss for the third quarter of 2008. We also expect our Adjusted EBITDA to be in the range of $235 million to $245 million for the fourth quarter of 2008. For the third quarter of 2008, Adjusted EBITDA was $175 million.

        We review the carrying value of our goodwill for impairment in the fourth quarter of each year or more frequently, if events or circumstances indicate that goodwill might be impaired. We are still in the process of completing our annual goodwill impairment analysis and an interim goodwill impairment analysis in connection with the December 4, 2008 mill closure and downtime announcement discussed above. There have been a number of recent events that may impact our goodwill evaluations, including but not limited to the significant disruption in the capital markets and its impact on the price of our common stock and, accordingly, a significant decline in our market capitalization, and our announced projected production capacity curtailments for newsprint and specialty papers in the coming years. These events may result in a material non-cash goodwill impairment charge to our fourth quarter 2008 and full year 2008 financial statements and reported results.

As of December 31, 2008, AbitibiBowater had cash-on-hand of approximately $192 million (including approximately $42 million at Bowater, approximately $133 million at Abitibi and approximately $17 million at our Donohue Corp. subsidiary). Additionally, at December 31, 2008, Bowater had $59 million of availability under its bank credit facilities. As a result of an approximately $65 million decrease in availability under the Bowater U.S. bank credit facility resulting from a reduction in the borrowing base calculation (due principally to declines in accounts receivable and inventory during December and significant scheduled commitment reductions), Bowater was in an “overadvanced” position by approximately $51 million in early February. On February 5, 2009, Bowater repaid the overadvance, leaving $10 million unused under its bank credit facilities and minimum levels of cash-on-hand. To augment Bowater’s liquidity in light of the reduction in availability under the bank credit facilities, Bowater Canadian Forest Products Inc. (“BCFPI”) received an advance in the amount of $12 million from an affiliated party. Bowater expects to repay this advance by March 31, 2009.

On a consolidated basis, Bowater and Abitibi have in excess of $1 billion of maturities and repayment obligations that come due before the end of August 2009 and significant maturities that come due in 2010 and beyond. Bowater’s Canadian bank credit facility matures in 2009. Bowater has approximately $248 million outstanding aggregate principal amount of 9.00% Debentures that mature August 1, 2009. Bowater also has approximately $234 million outstanding aggregate principal amount of Floating Rate Senior Notes that mature March 15, 2010. Certain parameters that form part of the borrowing base calculation of Bowater’s bank credit facilities are scheduled to be reduced by an aggregate of $138 million by March 31, 2009 (subject to a possible partial extension to April 29, 2009 under certain circumstances). As part of a number of amendments Bowater will be required to make to its U.S. and Canadian bank credit facilities in order to consummate the Concurrent Notes Offering and the Additional Financing Transaction, Bowater will be requesting a modification of the bank credit facilities’ borrowing base provisions to increase its financial flexibility.

Although there can be no assurances that Bowater will have sufficient liquidity to meet its near-term obligations, we believe that cash-on-hand, cash generated from Bowater’s operations and the proceeds of the Concurrent Notes Offering and the Additional Financing Transaction, together with the successful completion of the amendments to Bowater’s U.S. and Canadian bank credit facilities, will provide Bowater with adequate liquidity to meet its anticipated requirements for working capital, capital expenditures and contractual obligations for the next twelve months.

During January and early February, Abitibi experienced a considerable decrease in liquidity due to a significant interest payment and lower advances from its accounts receivable securitization program due to lower sales activity. Further, Abitibi has a $347 million term loan due March 31, 2009 and $230 million outstanding under an accounts receivable securitization program that is scheduled to terminate in July 2009. As a result, Abitibi’s liquidity position is currently severely constrained. Abitibi expects to receive approximately $56 million through the sale of timberlands in late February 2009. In order to enhance near-term liquidity, Abitibi has entered into an arrangement with an affiliate to “backstop” a portion of the proceeds to be received from the anticipated timberlands sale. The maintenance of sufficient short-term operating liquidity at Abitibi will continue to be highly dependent on a number of factors, including the successful refinancing or extension of its term loan and accounts receivable securitization program, as well as the successful and timely completion of significant asset sales, including the February 2009 timberlands sale described above and the sale of various hydroelectric assets.

There are no cross-defaults or cross-acceleration provisions under Abitibi’s obligations in the event of a default or acceleration under Bowater’s obligations, or under Bowater’s obligations in the event of a default or acceleration under Abitibi’s obligations; however, AbitibiBowater has guaranteed certain debt obligations of Bowater and certain of its subsidiaries and will guarantee the New Notes.

Long-lived assets are tested for recoverability when events or changes in circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. In connection with the December 4, 2008 announcements of mill closures and our production capacity curtailments for newsprint and specialty papers in the coming years, we are performing an impairment evaluation of our long-lived assets. These evaluations, once finalized, will result in a material non-cash long-lived asset impairment charge to our fourth quarter 2008 financial statements and reported results.

Our references to operating income (loss) before special items, EBITDA and Adjusted EBITDA are not recognized measures under United States generally accepted accounting principles (“GAAP”). We provide these non-GAAP financial measures to assist investors in assessing the current performance of our core cash operating results in the same manner that management evaluates these operations. In this Offering Circular, operating income (loss) before special items, EBITDA and Adjusted EBITDA are presented because we believe they are useful measures of our operating performance and are frequently used by securities analysts, investors and other interested parties in the evaluation of companies like ours, with substantial financial leverage. However, operating income (loss) before special items, EBITDA and Adjusted EBITDA should not be considered as an alternative to cash flows from operations as a measure of liquidity or as an alternative to net loss as an indicator of operating performance or any other measure of performance in accordance with GAAP. Readers are cautioned not to place undue reliance on these non-GAAP financial measures.

Other companies may define operating income (loss) before special items, EBITDA and Adjusted EBITDA differently and, as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

Operating income (loss) before special items is defined as operating income (loss) from our consolidated statements of operations, excluding gains on asset sales, impairments, mill closure and other related charges and other discretionary charges or credits. A reconciliation of third quarter operating income (loss) before special items to GAAP operating income (loss) is included in our November 6, 2008 earnings release for the third quarter, available on our website.

Adjusted EBITDA is defined as EBITDA (net income (loss) before interest expense, interest income, income tax expense (benefit) and depreciation, amortization and cost of timber harvested) excluding gains on asset sales, impairments and mill closure and other related charges.

A reconciliation of the AbitibiBowater’s estimated operating income (loss) before special items and estimated Adjusted EBITDA to the most directly comparable GAAP measures are as follows:

(In millions)	Estimated for the three months ended December 31, 2008
Operating income (loss)
Operating loss, per GAAP	$(285) to (295)
Special items
Gains on assets sales	(8)
Impairments(1)	318
Mill closure and other related charges(1)	37

Operating income (loss) before special items	$52 to 62

(In millions)	Estimated for the three months ended December 31, 2008
EBITDA and Adjusted EBITDA reconciliations:
Operating loss	$(285) to (295)
Depreciation, amortization and cost of timber harvested	$183

EBITDA	$(102) to (112)

Gains on assets sales	(8)
Impairments(1)	318
Mill closure and other related charges(1)	37

Adjusted EBITDA	$235 to 245

(1)	The finalization of the year end accounting processes for these items may result in additional or materially different non-cash asset charges to our fourth quarter 2008 and full year 2008 financial statements and reported results.